EXHIBIT 10.4

PENN VIRGINIA CORPORATION AND AFFILIATED COMPANIES
EMPLOYEES’ 401(K) PLAN

(As Amended, Restated and
Renamed Effective December 1, 2001)

Page
APPENDIX A— Participating Employers	52
APPENDIX B— Compliance with Benefit and Contribution Limits	53
APPENDIX C—Investment Funds

PENN VIRGINIA CORPORATION AND AFFILIATED COMPANIES
EMPLOYEES’ 401(K) PLAN

(As Amended, Restated and Renamed
Effective December 1, 2001)

This is the PENN VIRGINIA CORPORATION AND AFFILIATED COMPANIES EMPLOYEES’ 401(k) PLAN (the “Plan”), amended, restated and renamed, effective December 1, 2001, except as otherwise provided, covering the eligible employees of Penn Virginia Corporation and such of its affiliated entities as have adopted the Plan for their eligible employees. The rights and obligations under the Plan with respect to an employee who terminated employment before the applicable effective date of this amendment, restatement and renaming shall be governed by the terms of the Plan as in effect on the date of his termination of employment.

The amendment, restatement and renaming of the Plan is generally effective December 1, 2001. However, any provision of the Plan that is required to have an effective date prior to December 1, 2001, in order to comply with the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act of 2000, or other legislation shall be effective on the earliest date required by law.

ARTICLE I.

DEFINITIONS.

The following words and phrases as used herein have the following meanings unless a different meaning is plainly required by the context:

1.1.  “Account”  means a Participant’s account in the Fund, including the following sub-accounts:

1.1.1.  “Elective Deferral Contribution Account”  to which a Participant’s Elective Deferral Contributions are allocated, together with any income, gains and losses credited thereto;

1.1.2.  “Matching Contribution Account”  to which Matching Contributions are allocated, including Stock attributable to Sponsor and Participating Employer matching contributions allocable to Participants’ Elective Deferral Accounts, together with any income, gains and losses credited thereto;

1.1.3.  “Qualified Nonelective Contribution Account”  to which Qualified Nonelective Contributions, if any, are allocated, together with any income, gains and losses credited thereto;

1.1.4.  “Rollover Contribution Account”  to which a Participant’s Rollover Contributions are allocated, together with any income, gains and losses credited thereto; and,

1.1.5.  “Savings Contribution Account”  to which a Participant’s Savings Contributions are allocated, together with any income, gains and losses credited thereto.

1.2.  “Account Balance”  means, for the purpose of Article XI relating to the provisions that will take effect if the Plan is a Top-Heavy Plan, the sum of:

1.2.1.  the balance, as of the Determination Date, standing to the credit of a Participant (or Beneficiary) in his Account, except for amounts maintained in a Rollover Contribution Account attributable to Rollover Contributions made after 1983 that are treated as “unrelated” under section 416 of the Code and the regulations thereunder;

1.2.2.  contributions due as of the Determination Date and, in the first Plan Year, the amount of any contributions made after the Determination Date that are allocated as of a date in such first Plan Year; and

1.2.3.  the aggregate distributions made with respect to such Participant (or Beneficiary) under the Plan during the five-year period ending on the Determination Date. Distributions of a Participant’s Account due to death shall be treated as distributions for purposes of this Section.

The term “Account Balance” shall not include any amount held or distributed on behalf of any Participant who is a Former Key Employee, or who has not performed services for the Employer at any time during the five-year period ending on the Determination Date. The term “Account Balance” also shall not include amounts attributable to deductible employee contributions as defined in section 72(o)(5)(A) of the Code.

1.3.  “Aggregation Group”  means:

1.3.1.  a Required Aggregation Group, or

1.3.2.  a Permissive Aggregation Group.

1.4.  “Annual Addition”  means the sum credited to the Participant under each Defined Contribution Plan, for any Limitation Year, of:

1.4.1.  Employer contributions,

1.4.2.  Employee contributions (other than Rollover Contributions), and

1.4.3.  forfeitures.

The term “Annual Addition” shall also include the amount allocated to a separate account of the Participant to provide post-retirement medical benefits (a) under a Defined Benefit Plan, as described in section 415(l)(1) of the Code, and (b) with respect to a Participant who is, or was, a Key Employee for any Plan Year, under a welfare benefit fund, as described in section 419A(d)(2) of the Code.

1.5.  “Beneficiary”  means:

1.5.1.   the Participant’s spouse;

1.5.2.  the person, persons or trust designated by the Participant, with the consent of the Participant’s spouse if the Participant is married, as direct or contingent beneficiary in a manner prescribed by the Committee; or

1.5.3.  if the Participant has no spouse and has failed to make an effective beneficiary designation, the Participant’s estate.

A married Participant may designate a Beneficiary other than his spouse, provided that such spouse consents to such designation in writing in a manner prescribed by the Committee. The spouse’s consent must be witnessed by a notary public and must acknowledge the effect of such beneficiary designation. Such consent shall not be required if the Participant establishes to the satisfaction of the Committee that the consent cannot be obtained because the spouse cannot be located or because of such other circumstances as the Secretary of the Treasury may prescribe by regulations. A subsequent spouse of a Participant shall not be bound by a consent executed by any previous spouse of the Participant.

1.6.  “Board of Directors”  means the board of directors of the Sponsor.

1.7.  “Break-in-Service”  means a 12 consecutive month period, measured from the date an Employee is first credited with an Hour of Service or any anniversary thereof (or his reemployment commencement date or any anniversary thereof), within which he is not credited with more than 500 Hours of Service.

1.8.  “Claimant”  means a Participant or Beneficiary claiming a benefit under the Plan.

1.9.  “Code”  means the Internal Revenue Code of 1986, as amended.

1.10.  “Committee”  means the Committee appointed by the Board of Directors to supervise the administration of the Plan.

1.11.  “Compensation.”

1.11.1.  General Rule.    Compensation means, except as otherwise provided in this Section 1.11, all amounts that are treated as wages for Federal income tax withholding under section 3401(a) of the Code (determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed) for the Plan Year including overtime pay, but excluding bonuses and severance pay, plus amounts that would be paid to the Employee during the year but for the Employee’s election under a cash or deferred arrangement described in section 401(k) of the Code, a cafeteria plan described in section 125 of the Code, a qualified transportation fringe benefit program described in section 132(f)(4) of the Code, a simplified employee pension described in section 402(b) of the Code, an annuity program described in section 403(b) of the Code, or a simple retirement account described in section 408(p) of the Code. Notwithstanding the preceding sentence, Compensation shall not include contributions by the Employer to this or any other plan or plans for the benefit of its employees, except as otherwise expressly provided in this Section 1.11, or amounts identified by the Employer as expense allowances or reimbursements regardless of whether such amounts are treated as wages under the Code.

1.11.2.  Limitations on Annual Additions.    For the purposes of Section 4.5, relating to limitations on Annual Additions to Participants’ Accounts, Section 11.2, relating to the minimum contribution requirement if the Plan should become a Top-Heavy Plan, and the Sections defining the terms “Highly Compensated Employee” and “Key Employee,” Compensation shall include all amounts that are treated as wages for Federal income tax withholding under section 3401(a) of the Code (determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed) and actually paid to the Participant during the Limitation Year plus amounts that would be paid to the Employee during the year but for the Employee’s election under a cash or deferred arrangement described in section 401(k) of the Code, a cafeteria plan described in section 125 of the Code, a qualified transportation fringe benefit program described in section 132(f)(4) of the Code, a simplified employee pension described in section 402(h) of the Code or an annuity program described in section 403(b) of the Code.

1.11.3.  Maximum Annual Dollar Limit.    The annual Compensation of each Employee taken into account for any purpose under the Plan, other than those described below in this subsection, shall not exceed $170,000 (as adjusted under section 401(a)(17) of the Code). This Section shall not apply for purposes of determining which individuals are Key Employees under Section 1.29 or the limitations on Annual Additions to Accounts under section 415 of the Code.

1.12.  “Elective Deferral Contribution”  means a pre-tax contribution made pursuant to Section 3.1.1 for the Plan Year by a Participating Employer at the election of the Participant, in lieu of receipt of current compensation.

1.13.  “Defined Benefit Plan”  means any employee pension plan maintained by the Employer that is a qualified plan under section 401(a) of the Code and is not a Defined Contribution Plan.

1.14.  “Defined Contribution Plan”  means an employee pension plan maintained by the Employer that is a qualified plan under section 401(a) of the Code and provides for an individual account for each participant and for benefits based solely on the amount contributed to the participant’s account, and any income, expenses, gains, and losses, and any forfeitures from accounts of other participants that may be allocated to such participant’s account.

1.15.  “Determination Date”  means:

1.15.1.  if the Plan is not included in an Aggregation Group, the last day of the preceding Plan Year; or

1.15.2.  if the Plan is included in an Aggregation Group, the Determination Date as determined under Section 1.15.1 that falls within the same calendar year as the determination date of each other plan included in such Aggregation Group.

1.16.  “Effective Date”  of the Plan means May 1, 1964. The effective date of this amendment, restatement and renaming of the Plan is December 1, 2001, except as otherwise specifically stated herein.

1.17.  “Employee”  means:

1.17.1.  an individual who is employed by the Employer;

1.17.2.  an individual who is not employed by the Employer but is a leased employee within the meaning of section 414(n)(2) of the Code; provided that, if the total number of leased employees constitutes 20% or less of the Employer’s nonhighly compensated work force, within the meaning of section 414(n)(5)(C)(ii) of the Code, the term “Employee” shall not include those leased employees covered by a “safe harbor” plan described in section 414(n)(5)(B) of the Code; and

1.17.3.  when required under Section 1.27, for purposes of crediting Hours of Service, a former Employee.

1.18.  “Employer”  means the Sponsor and:

1.18.1.   any other employer included with the Sponsor in a controlled group of corporations or trades or businesses within the meaning of section 414(b) or section 414(c) of the Code, or an affiliated service group within the meaning of section 414(m) of the Code; and

1.18.2.  any other entity required to be aggregated with the Sponsor pursuant to regulations under section 414(o) of the Code;

provided that any such employer shall be included within the term “Employer” only while a member of such a group including the Sponsor.

1.19.  “ERISA”  means the Employee Retirement Income Security Act of 1974, as amended.

1.20.  “Excess Aggregate Contributions”  means that amount of Matching Contributions made by or on behalf of a Participant for a Plan Year that exceeds the limitation on Matching Contributions set forth in section 401(m) of the Code.

1.21.  “Excess Contributions”  means that amount of a Participant’s Elective Deferral Contribution for a Plan Year that exceeds the limitation on Elective Deferral Contributions set forth in section 401(k) of the Code.

1.22.  “Excess Deferrals”  means that amount of a Participant’s “elective deferrals,” as defined in section 402(g)(3) of the Code, for his taxable year, including his Elective Deferral Contributions under Section 3.1.1, that exceeds the dollar limitation on “elective deferrals” under section 402(g) of the Code.

1.23.  “Five-Percent Owner”  means any Employee who owns (or is considered as owning within the meaning of section 318 of the Code) more than 5% of the outstanding stock of the Sponsor or any Participating Employer or stock possessing more than 5% of the total combined voting power of all stock of the Sponsor or any Participating Employer or, if a Participating Employer is not a corporation, any person who owns more than 5% of the capital or profits interest in such a Participating Employer. For purposes of this Section, section 318(a)(2)(C) of the Code shall be applied by substituting “5%” for “50%” each time it appears therein.

1.24.  “Former Key Employee”  means an Employee or former Employee who is a Non-Key Employee with respect to the Plan for the Plan Year if such individual was a Key Employee with respect to the Plan for any prior Plan Year.

1.25.  “Fund”  means the assets and all income, gains and losses thereon held by the Trustee under the trust agreement for the exclusive benefit of Participants and their Beneficiaries.

1.26.  “Highly Compensated Employee,”  effective January 1, 1997, means any Employee who:

1.26.1.  was a Five-Percent Owner at any time during the Plan Year or preceding Plan Year;

1.26.2.  receives Compensation from the Employer in excess of $80,000 (as adjusted under section 414(q) of the Code); or

1.26.3.  if the Employer so elects, was, for the preceding Plan Year, in the group consisting of the top 20% of Employees (excluding, solely for purposes of determining the number of Employees in the top 20%, Employees described in section 414(q)(8) of the Code) when ranked on the basis of Compensation paid during such Plan Year.

1.27.  “Hour of Service”  means:

1.27.1.  each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer;

1.27.2.  each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer, provided that an Employee shall be credited with no more than 501 Hours of Service on account of any single continuous period during which he performs no duties;

1.27.3.  each hour during which an Employee is absent on active duty in the military service of the United States under leave of absence granted by the Employer or when required by law, provided he returns to employment with the Employer within 90 days after his release from active duty or within such longer period during which his right to reemployment is protected by law;

1.27.4.  solely for the purpose of determining whether a Break-in-Service has occurred, if an Employee is absent from employment for any period by reason of the:

1.27.4.1.  pregnancy of the Employee,

1.27.4.2.  birth of a child of the Employee,

1.27.4.3.  placement of a child with the Employee in connection with the adoption of such child by the Employee, or

1.27.4.4.  provision of care for such child for a period beginning immediately following such birth or placement,

each hour that normally would have been credited to such Employee but for such absence, or if the Plan is unable to determine such hours, eight hours for each day of such absence; provided that an individual shall be credited with no more than 501 Hours of Service on account of any single period of absence described in this Section 1.27.4; and

1.27.5.  each hour not described above during which an Employee is absent, on furlough or temporary layoff, with leave of or at the direction of the Employer in accordance with the Employer’s standard personnel practices for any reason other than maternity or paternity leave described above; provided that the Employee returns to employment when the leave expires and further provided that an Employee shall be credited with no more than 501 Hours of Service on account of any single, continuous period of absence.

Hours of Service shall be credited to the Employee for the applicable 12 month period or periods in which the duties are performed, for which the payment is made, or to which the award, agreement or leave pertains, except that in the case of hours credited under Section 1.27.4, relating to maternity or paternity leave, such hours shall be credited in the year in which the absence from work begins if necessary to avoid a Break-in-Service in that year, or in any other case, in the following year. Hours of Service under this Section 1.27 shall be calculated and credited under the provisions of 29 CFR §2530.200b-2 issued by the United States Department of Labor, which regulations are incorporated herein by reference.

1.28.  “Investment Fund” means one of the investment funds, including Stock, made available under the Plan, in which the Participant may elect to invest all or a portion of his Account pursuant to Article X.

1.29.  “Key Employee” means an Employee or former Employee (whether living or deceased) with respect to the Plan Year, who at any time during the Plan Year that includes the Determination Date or any of the four preceding Plan Years is (or was):

1.29.1.  an officer of the Employer who receives Compensation greater than 50% of the amount in effect under section 415(b)(1)(A) of the Code for such Plan Year; provided that in no event shall the number of individuals treated as officers exceed 50 employees, or, if it would result in a smaller number of officers, the greater of three employees or 10% of the total number of employees;

1.29.2.  one of the 10 Employees having annual Compensation from the Employer of more than the maximum dollar limitation of section 415(c)(1)(A) of the Code and owning (or considered as owning within the meaning of section 318 of the Code) the largest interest in the Employer, provided that such interest is more than 0.5% of the ownership interest in the Employer. For purposes of this Section, section 318(a)(2)(C) of the Code shall be applied by substituting “5%” for “50%” each time it appears therein. If an Employee’s ownership interest changes during a Plan Year, his ownership interest for the year is the largest interest owned at any time during the Plan Year. If two Employees have the same ownership interest in the Employer during the five Plan Years ending on the Determination Date, the Employee having the larger annual Compensation from the Employer for the Plan Year during any part of which that ownership interest existed shall be treated as having a larger interest;

1.29.3.  a Five-Percent Owner; or

1.29.4.  a person who has annual Compensation from the Employer of more than $150,000 and who would be classified as a Five-Percent Owner if “1%” were substituted for “5%” each time it appears in the definition of such term.

For purposes of determining ownership in the Employer under this Section, the employer aggregation rules of sections 414(b), 414(c) and 414(m) of the Code shall not apply.

1.30.  “Limitation Year” means the Plan Year.

1.31.  “Matching Contribution” means the contribution to the Plan made by the Sponsor or another Participating Employer for the Plan Year pursuant to Section 3.2.1 and allocated to a Participant’ s Matching Contribution Account.

1.32.  “Non-Highly Compensated Employee” means an Employee who is not a Highly Compensated Employee.

1.33.  “Non-Key Employee” means any Participant in the Plan (including a Beneficiary of such Participant) who is not a Key Employee with respect to the Plan for the Plan Year.

1.34.  “Normal Retirement Date” means the date Participant reaches age 65.

1.35.  “Participant” means an Employee who has met the eligibility requirements of Article II and who has elected to participate in the Plan. An individual who qualifies as a Participant, and elects to participate, shall continue to be a Participant until all benefits due him under the Plan have been paid.

1.36.  “Participating Employer” means the Sponsor and:

1.36.1.  any corporation that, with the Sponsor, is a member of an affiliated group of corporations for purposes of section 1504 of the Code and that has been authorized by the Board of Directors, and its own board of directors, to participate in the Plan; and

1.36.2.  any partnership in which the Sponsor or another Participating Employer is a partner, and that has been authorized by the Board of Directors to participate in the Plan. The names of the Participating Employers participating in the Plan are set forth in Appendix A.

1.37.  “Permissive Aggregation Group” means:

1.37.1.  each Defined Benefit Plan or Defined Contribution Plan of the Employer included in a Required Aggregation Group; and

1.37.2.  any other Defined Benefit Plan or Defined Contribution Plan of the Employer if the group of plans consisting of such plan and the plan or plans included in the Required Aggregation Group, when considered as a single plan, meets the requirements of sections 401(a)(4) and 410 of the Code.

1.38.  “Plan” means the Penn Virginia Corporation and Affiliated Companies Employees’ 401(k) Plan, as set forth in this document and in the related trust agreement pursuant to which the Trust is maintained.

1.39.  “Plan Year” means the 12-month period ending each December 31.

1.40.  “Qualified Domestic Relations Order” or “QDRO” means a domestic relations order that meets the requirements of section 414(p) of the Code.

1.41.  “Qualified Military Service” means any service in the “uniformed services” (as defined in Chapter 43 of Title 38 of the United States Code) by any Employee if such Employee is entitled to reemployment rights under such Chapter with respect to such service.

1.42.  “Qualified Nonelective Contribution” means any contribution (other than a Matching Contribution or a Profit Sharing Contribution) made to the Plan by a Participating Employer and allocated to a Participant’s Qualified Nonelective Contribution Account that:

1.42.1.  the Participant may not elect to receive in cash until distributed from the Plan;

1.42.2.  is 100% vested and nonforfeitable when made; and

1.42.3.  is subject to the distribution restrictions of section 401(k)(2) of the Code.

1.43.  “Required Aggregation Group” means:

1.43.1.  each Defined Benefit Plan or Defined Contribution Plan of the Employer in which a Key Employee participated (regardless of whether such plan has been terminated) during the five Plan Years ending on the Determination Date; and

1.43.2.  each other Defined Benefit Plan or Defined Contribution Plan of the Employer that enables any plan described in the preceding subsection to meet the requirements of section 401(a)(4) or section 410 of the Code, including any such plan terminated within the five-year period ending on the Determination Date.

1.44.  “Required Beginning Date,” effective January 1, 1997, means April 1 of the calendar year following the later of:

1.44.1.  the calendar year in which the Participant reaches age 70½, or

1.44.2.  the calendar year in which the Participant retires; provided, that this Section 1.44.2 shall not apply in the case of a Participant who is a Five-Percent Owner with respect to the Plan Year ending in the calendar year in which the Participant reaches age 70½.

1.45.  “Retirement Plan” means the Penn Virginia and Affiliated Companies Employees’ Retirement Plan, terminated effective December 31, 2000.

1.46.  “Retirement Plan Transfer Account” means the separate account maintained under the Trust that has been established solely by funds transferred from the trust maintained under the Retirement Plan to this Plan, as a “qualified replacement plan” under section 4980(d)(2) of the Code. The initial balance of the Retirement Plan Transfer Account shall be equal to 25% of the “employer reversion,” described by section 4980(c)(2) of the Code, from the Retirement Plan. The Retirement Plan Transfer Account shall be invested in the default Investment Fund identified in Appendix C as of the date of transfer.

1.47.  “Rollover Contributions” means a Participant’s rollover contribution or trustee-to-trustee transfer made to his Rollover Contribution Account.

1.48.  “Savings Contribution” means a Participant’s voluntary, after-tax contributions made to his Savings Contribution Account.

1.49.  “Sponsor” means Penn Virginia Corporation.

1.50.  “Stock” means voting common stock of the Sponsor of the same class and having the same voting and dividend rights as that common stock of the Sponsor that from time to time is listed for public trading on the over-the-counter market, or, if applicable, a national securities exchange, and that is described in section 4975(e)(8) of the Code or in Treas.Reg. § 54.4975-12.

1.51.  “Super Top-Heavy Plan” means the Plan if it would be a Top-Heavy Plan if “90%” were substituted for “60%” each time it appears in Section 1.52 and Section 1.53.

1.52.  “Top-Heavy Group” means an Aggregation Group in which, as of the Determination Date, the sum of:

1.52.1.  the aggregate of the Account Balances of Key Employees under all Defined Contribution Plans included in the Aggregation Group, and

1.52.2.  the aggregate present value of cumulative accrued benefits for Key Employees under all Defined Benefit Plans included in the Aggregation Group,

exceeds 60% of a similar sum determined for all Employees included in the Aggregation Group

1.53.  “Top-Heavy Plan” means the Plan, if as of the Determination Date:

1.53.1.  the aggregate of the Account Balances of Key Employees exceeds 60% of the aggregate of the Account Balances of all Employees; or

1.53.2.  the Plan is part of a Required Aggregation Group that is a Top-Heavy Group.

Notwithstanding the preceding sentence, the Plan shall not be considered a Top-Heavy Plan for any Plan Year in which the Plan is a part of a Required Aggregation Group or a Permissive Aggregation Group that is not a Top-Heavy Group.

1.54.  “Trust” means the legal entity created by the trust agreement between the Sponsor and the Trustee, fixing the rights and liabilities with respect to controlling and managing the Fund for purposes of the Plan.

1.55.  “Trustee” means the trustee or trustees designated by the Board of Directors and named in the trust agreement and any amendments thereto.

1.56.  “Valuation Date” means the close of each day the New York Stock Exchange is open for business.

1.57.  “Year of Service” means a 12 consecutive month period beginning on the date an Employee performs his first Hour of Service (or his reemployment commencement date following a Break-in-Service) and each anniversary thereof during which such Employee is credited with at least 1,000 Hours of Service with the Employer.

ARTICLE II.

PARTICIPATION.

2.1.  Eligibility for and Election to Make Elective Deferral Contributions.    Except as provided in Section 2.4, an Employee shall be eligible to make Elective Deferral Contributions to the Plan as of the first day of any payroll period. An Employee who is eligible to participate in the Plan may elect to make Elective Deferral Contributions to the Plan and shall become a Participant in the Plan by making an election to participate in the form designated by the Committee or its delegate. His election shall authorize the Sponsor or the appropriate Participating Employer to withhold the percentage of his Compensation to be paid into his Elective Deferral Contribution Account and provide such additional information as the Committee may reasonably require. Such election shall be effective as soon as administratively practicable.

2.2.  Eligibility Requirements for Matching Contribution.    A Participant will be eligible to receive a Matching Contribution on the first day of the month coinciding with or next-following the completion of one Year of Service; provided that such Participant is then making Elective Deferral Contributions to the Plan.

2.3.  Ineligible Employees.    Each of the following Employees shall be ineligible to participate in the Plan:

2.3.1.  an Employee who is employed by an Employer that is not the Sponsor or another Participating Employer;

2.3.2.  an Employee who is a member of a unit of employees as to which there is evidence that retirement benefits were the subject of good faith collective bargaining, unless a collective bargaining agreement covering those employees provides for their participation in the Plan;

2.3.3.  a leased employee, within the meaning of section 414(n)(2) of the Code;

2.3.4.  an Employee who is a non-resident alien and who has no income from sources within the United States; and

2.3.5.  an individual who has been classified by the Employer as an independent contractor, notwithstanding a contrary determination by any court or governmental agency.

2.4.  Participation Following Termination of Employment.    An Employee who terminates his employment shall be eligible to participate as of the next payroll period that follows his reemployment as an eligible Employee. A rehired Employee who had not previously met the conditions for eligibility for a Matching Contribution under Section 2.2 may become eligible to receive a Matching Contribution upon meeting such conditions and upon application for participation in accordance with Section 2.1. Such election shall be effective as soon as administratively practicable. Years of Service credited before a Break-in-Service shall be counted in determining an Employee’s eligibility to participate in the Plan.

2.5.  Time of Participation—Excluded Employees.    An Employee otherwise eligible to participate in the Plan, but excluded under Section 2.3, shall be eligible to become a Participant beginning on the next payroll period that follows the date upon which the applicable provision of Section 2.3 ceases to apply, provided he is then an eligible Employee. A Participant who becomes subject to any provision of Section 2.3 shall cease to be eligible to make or receive contributions under the Plan as of the last day of the payroll period during which any such provision becomes applicable.

ARTICLE III.

CONTRIBUTIONS.

3.1.  Participant Contributions.    A Participant may make Elective Deferral Contributions and Rollover Contributions to the Plan.

3.1.1.  Elective Deferral Contributions.    Subject to the limits of Sections 3.1 and 3.3, each Participant may elect to have his pre-tax Compensation, for the remainder of the Plan Year and thereafter until his election is amended or revoked, reduced through payroll deduction by an amount that is not less than 1% and does not exceed 15% of such Compensation, which is paid into his Elective Deferral Contribution Account. If a Participant takes a hardship withdrawal from his Elective Deferral Contribution Account, before January 1, 2002, he shall be prohibited from making Elective Deferral Contributions for 12 months after the receipt of the hardship withdrawal. Effective for withdrawals on or after January 1, 2002, the prohibition from making Elective Defferal Contributions shall be six months.

3.1.1.1.  Election to Change Rate of Elective Deferral Contributions.    The percentage designated by a Participant as a rate of contribution under Section 3.1.1 shall automatically apply to increases and decreases in his rate of Compensation. Except as provided in Section 3.1.1.2, a Participant may elect to change the rate of his Elective Deferral Contributions to any other permissible rate in the manner permitted by the Plan Administrator, in its discretion. Any such election shall be effective as soon as practicable following receipt by the Committee or its delegate of written notice to change his Elective Deferral Contribution rate.

3.1.1.2.  Suspension and Resumption of Elective Deferral Contributions.    A Participant may suspend his Elective Deferral Contributions at any time. Any such election shall be effective as soon as practicable following receipt by the Committee or its delegate of written notice of such suspension. Such Participant may not resume Elective Deferral Contributions until the first day of the payroll period coincident with or immediately following the next payroll period. Such Participant may elect to resume Elective Deferral Contributions by filing written notice with the Committee or its delegate. Any such election shall be effective as soon as practicable following receipt by the Committee or its delegate of such written notice. Such notice shall indicate a rate of Elective Deferral Contributions in accordance with Section 3.1.1.

3.1.2.  Rollover Contributions.    With the approval of the Committee, an Employee, excluding any Employee who is ineligible under Section 2.3, may establish a Rollover Contribution Account, which shall consist of amounts:

3.1.2.1.  distributed to the Employee from either an employee pension plan that is qualified under section 401(a) of the Code, or an individual retirement arrangement described in section 408(d)(3)(A)(ii) of the Code, that is rolled over into the Plan pursuant to section 402(c) or section 408(d)(3)(A)(ii) of the Code, whichever is applicable; or

3.1.2.2.  transferred (in accordance with section 401(a)(31) of the Code and with the approval of the Committee) directly from the trustee or custodian of another qualified employee pension plan that is qualified under section 401(a) of the Code to the Trustee in the form acceptable to the Trustee; provided that such transferred amounts are not subject to the annuity provisions of sections 401(a)(11) and 417 of the Code and that the transfer does not eliminate a protected benefit under section 411(d)(6) of the Code.

3.1.3.  Savings Contributions.    Before January 1, 1997, Participants could elect to have Savings Contributions made to the Plan on an after-tax basis. Savings Contributions cannot be made to the Plan on or after that date.

3.2.  Participating Employer Contributions.

3.2.1.  Matching Contributions.    For each Plan Year each Participating Employer shall contribute on behalf of each Participant employed by it who has rendered one Year of Service an amount equal to 100% of such Participant’s Elective Deferral Contributions made under Section 3.1.1, provided that the Participating Employer Matching Contribution shall not exceed an amount equal to the lesser of (a) 6% of each Participant’s Compensation or (b) $4,000, for the year. Effective January 1, 2002, the source for all Matching Contributions shall be the Retirement Plan Transfer Account, until such time as the balance of the Retirement Plan Transfer Account equals zero.

3.2.2.  Qualified Nonelective Contributions.    If the limitation on Elective Deferral Contributions set forth in Section 3.4.1 or the limitation on Matching Contributions set forth in Section 3.5.1 is exceeded (or not deemed to be satisfied as provided in those Sections), at the direction of the Committee a Participating Employer shall make Qualified Nonelective Contributions to the Qualified Nonelective Contribution Account of each eligible Non-Highly Compensated Employee in the amount necessary to meet the limitation set forth in such Sections. Qualified Nonelective Contributions shall be treated as Elective Deferral Contributions or Matching Contributions as determined by the Committee for all purposes of the Plan. Such contributions shall be allocated in the proportion that each eligible Non-Highly Compensated Employee’s Compensation bears to the total Compensation of all such eligible Employees.

3.3.  Maximum Deferral.    Notwithstanding any other provision of the Plan to the contrary the Plan (and any other plan maintained by the Employer) shall not accept Elective Deferral Contributions under Section 3.1.1 for any taxable year of a Participant in excess of $10,500, as adjusted under section 402(g) of the Code. For the taxable year following the taxable year in which a Participant receives a hardship withdrawal, the amount determined under the preceding sentence shall be reduced by the amount of such Participant’s Elective Deferral Contributions for the taxable year during which the hardship withdrawal occurs.

3.3.1.  Distribution of Excess Elective Deferrals.    If a Participant has Excess Deferrals for a taxable year of that Participant, the Participant may, by March 1 of the following taxable year, notify the Committee that the Participant elects to withdraw all or any portion of such Excess Deferrals, plus any income and minus any loss allocable thereto, as determined under Section 3.3.2, from this Plan, even though the amounts contributed to this Plan as Elective Deferral Contributions for that Participant did not, in themselves, result in an Excess Elective Deferral. If the Participant makes such an election, the amount determined in accordance with the preceding sentence shall be distributed to the Participant no later than the April 15 following the date of such election, notwithstanding any other provision of this Plan. The amount of Excess Elective Deferrals that may be distributed with respect to a Participant for a taxable year must first be reduced by any Excess Contributions previously distributed with respect to such Participant for the Plan Year beginning with or within the taxable year.

3.3.2.  Determination of Income, Gain or Loss.    The income, gain or loss allocable to Excess Deferrals shall be determined by multiplying the income, gain or loss allocable to the Participant’s Elective Deferral Contributions for the Participant’s taxable year (calculated for such taxable year and for the period from the end of such taxable year to the date of distribution) by a fraction. The numerator of the fraction is such Participant’s Excess Deferrals for such taxable year and the denominator is the balance of the Participant’s Deferral Account on the last day of such taxable year, reduced by the income and gain and increased by the loss allocable to such balance for the taxable year.

3.4.  Limitation on Elective Deferral Contributions—Code Section 401(k).    The provisions of this Section 3.4 shall be deemed satisfied for any Plan Year in which the Plan satisfies Code section 401(k)(12).

3.4.1.  Notwithstanding any provision of the Plan to the contrary, the elections by Participants under Section 3.1 shall be limited as provided in section 401(k) of the Code, so that the “average deferral percentage,” as defined below, for the eligible Highly Compensated Employees, shall bear a relationship to the “average deferral percentage” for the eligible Non-Highly Compensated Employees that meets one of the alternative tests described in section 401(k) of the Code and summarized below, as the Committee shall determine for such Plan Year:

3.4.1.1.  the average deferral percentage for the eligible Highly Compensated Employees shall not exceed 125% of the average deferral percentage for the eligible Non-Highly Compensated Employees; or

3.4.1.2.  the average deferral percentage for the eligible Highly Compensated Employees shall not exceed the lesser of:

(i)   200% of the average deferral percentage for the eligible Non-Highly Compensated Employees, or

(ii)   the average deferral percentage for the eligible Non-Highly Compensated Employees plus two percentage points.

3.4.2.  At the election of the Sponsor, Section 3.4.1 may be applied by substituting “for the Plan Year” in place of “for the preceding Plan Year” in Section 3.4.1; provided, however, such an election, once made, may not be changed except in accordance with procedures established by the Internal Revenue Service.

3.4.3.  The term “average deferral percentage” means the average of each eligible Employee’s actual deferral percentage that is equal to the following ratio:

3.4.3.1.  the amount of each eligible Employee’s Elective Deferral Contribution allocated to the Fund on behalf of such Employee for the applicable Plan Year, to

3.4.3.2.  the Employee’s Compensation, as defined in Section 1.11.1, for the applicable Plan Year.

For the Plan Year in which an Employee becomes eligible, resumes eligibility or ceases to be eligible to make Elective Deferral Contributions, the only Compensation that shall be taken into account is that which is, or but for his election under Section 3.1 would be, received by him while he is a Participant.

3.4.4.  Treatment of Excess Contributions.    If neither test described in Section 3.4.1 is met (or deemed satisfied), or in the Committee’s opinion will be met (or deemed satisfied), the Committee, at its discretion, shall:

3.4.4.1.  direct that the amount of future Elective Deferral Contributions under Section 3.1 by the Highly Compensated Employees be reduced, by any reasonable method, including first reducing the Elective Deferral Contributions by those Highly Compensated Employees contributing the greatest percentage of their Compensation to the next highest percentage, then reducing the Elective Deferral Contributions by all Highly Compensated Employees contributing at the highest remaining percentage, including those subject to previous reductions, and continuing to apply the same reduction to the extent necessary to meet one of the tests; or

3.4.4.2.  make Qualified Nonelective Contributions to the Qualified Nonelective Contribution Account of each Participant who is a Non-Highly Compensated Employee to the extent necessary to meet one of the tests; or

3.4.4.3.  cause the Excess Contributions, adjusted for any income, gain or loss, to be distributed to the Highly Compensated Employees on whose behalf such Excess Contributions were made within 2½ months after the end of the Plan Year for which they were allocated.

3.4.5.  Determination of Amount of Excess Contributions.    The amount of a Highly Compensated Employee’s Excess Contributions for a Plan Year is the amount necessary to reduce the amount of his Elective Deferral Contributions to a maximum adjusted percentage, which shall be the highest percentage that would cause one of the tests in Section 3.4.1 to be met if each such Highly Compensated Employee who had an actual deferral percentage greater than the maximum adjusted percentage had, instead, such lower percentage. The aggregate amount of Excess Contributions on behalf of all Highly Compensated Employees shall be distributed as follows:

3.4.5.1.  the Elective Deferral Contributions of the Highly Compensated Employee(s) with the highest dollar amount of Elective Deferral Contributions are reduced by the amount required to cause that Highly Compensated Employee’s Elective Deferral Contributions to equal the dollar amount of the Elective Deferral Contributions of the Highly Compensated Employee(s) with the next highest dollar amount of Elective Deferral Contributions; provided, however, if a lesser reduction, when added to the total dollar amount already distributed under this Section, would equal the aggregate Excess Contributions the lesser reduction amount shall be distributed; and

3.4.5.2.  if the total amount distributed under Section 3.4.5.1 is less than the aggregate Excess Contributions, the process set forth in Section 3.4.5.1 shall be repeated.

3.4.6.  Determination of Income, Gain or Loss.    The income, gain or loss allocable to Excess Contributions shall be determined by multiplying the income, gain or loss allocable to the Participant’s Elective Deferral Contributions for the Plan Year (calculated for such Plan Year and for the period from the end of the Plan Year to the date of distribution) by a fraction. The numerator of the fraction is such Participant’s Excess Contributions for such Plan Year and the denominator is the balance of the Participant’s Deferral Account on the last day of such Plan Year, reduced by the income and gain and increased by the loss allocable to such balance for the Plan Year.

3.5.  Limitation on Matching Contributions—Code Section 401(m).    The provisions of this Section 3.5 shall be deemed satisfied for any Plan Year in which the Plan meets the requirements of Code section 401(m)(11).

3.5.1.  Notwithstanding any provision of the Plan to the contrary, Matching Contributions shall be limited as provided in section 401(m) of the Code, so that the “average contribution percentage,” as defined below, for the eligible Highly Compensated Employees for the current Plan Year shall bear a relationship to the “average contribution percentage” for the eligible Non-Highly Compensated Employees that meets one of the alternative tests described in section 401(m) of the Code and summarized below, as the Committee shall determine for such Plan Year:

3.5.1.1.  the average contribution percentage for the eligible Highly Compensated Employees shall not exceed 125% of the average contribution percentage for the eligible Non-Highly Compensated Employees; or

3.5.1.2.  the average contribution percentage for the eligible Highly Compensated Employees shall not exceed the lesser of:

(i)   200% of the average contribution percentage for the eligible Non-Highly Compensated Employees, or

(ii)   the average contribution percentage for the eligible Non-Highly Compensated Employees plus two percentage points.

3.5.2.  The term “average contribution percentage” means the average of each eligible Employee’s actual contribution percentage that is equal to the following ratio:

3.5.2.1.  the amount of the Sponsor and Participating Employer Matching Contribution made on behalf of such eligible Employee for the Plan Year, to

3.5.2.2.  the Employee’s Compensation for the Plan Year.

For the Plan Year in which an Employee becomes eligible, resumes eligibility or ceases to be eligible to receive Matching Contributions, the only Compensation that shall be taken into account is that which is, or but for the Employee’s election under Section 3.1 would be, received by the Employee while he is eligible to participate.

3.5.3.  Treatment of Excess Aggregate Contributions.    If neither test described in Section 3.5.1 is met (or deemed satisfied), or in the Committee’s opinion will be met (or deemed satisfied), the Committee, at its discretion, shall:

3.5.3.1.  make Qualified Nonelective Contributions to the Qualified Nonelective Contribution Account of each Participant who is a Non-Highly Compensated Employee to the extent necessary to meet one of the tests; or

3.5.3.2.  cause Excess Aggregate Contributions, adjusted for income, gain or loss thereon, to be distributed as additional Compensation to Participants on whose behalf the Excess Aggregate Contributions were contributed within 2½ months after the end of the Plan Year for which they were contributed.

3.5.4.  Determination of Amount of Excess Aggregate Contributions.    The amount of a Highly Compensated Employee’s Excess Aggregate Contributions for a Plan Year is the amount necessary to reduce the amount of his Matching Contributions to a maximum adjusted percentage, which shall be the highest percentage that would cause one of the tests in Section 3.5.1 to be met if each such Highly Compensated Employee who had an actual contribution percentage greater than the maximum adjusted percentage had, instead, such lower percentage. The aggregate amount of Excess Aggregate Contributions on behalf of all Highly Compensated Employees shall be distributed as follows:

3.5.4.1.  the Matching Contributions of the Highly Compensated Employee(s) with the highest dollar amount of Matching

Contributions are reduced by the amount required to cause that Highly Compensated Employee’s Matching Contributions to equal the dollar amount of Matching Contributions of the Highly Compensated Employee(s) with the next highest dollar amount of Matching Contributions; provided, however, if a lesser reduction, when added to the total dollar amount already distributed under this Section, would equal the aggregate Excess Aggregate Contributions the lesser reduction amount shall be distributed; and

3.5.4.2.  if the total amount adjusted under Section 3.5.4.1 is less than the aggregate Excess Aggregate Contributions, the process set forth in Section 3.5.4.1 shall be repeated.

3.5.5.  Determination of Income, Gain or Loss.    The income, gain or loss allocable to Excess Aggregate Contributions shall be determined by multiplying the income, gain or loss allocable to the Participant’s Matching Contributions for the Plan Year (calculated for such Plan Year and for the period between the end of the Plan Year and the last day of the month preceding the date of distribution) by a fraction. The numerator of the fraction is such Participant’s Excess Aggregate Contribution for such Plan Year and the denominator is the balance of the Participant’s Matching Contribution Account on the last day of such Plan Year, reduced by the income and gain and increased by the loss allocable to such balance for the Plan Year.

3.6.  Aggregate Limitation on Elective Deferral Contributions and Matching Contributions.    The limitation on Elective Deferral Contributions under Section 3.4.1 or the limitation on Matching Contributions under Section 3.5.1 shall be reduced, as determined by the Committee, to the extent necessary so that the sum of the average deferral percentage (as determined under Section 3.4) and the average contribution percentage (as determined under Section 3.5), for the eligible Highly Compensated Employees during the Plan Year does not exceed the “aggregate limit” on Elective Deferral Contributions and Matching Contributions determined under this Section 3.6. The “aggregate limit” shall be the greater of:

3.6.1.  the sum of:

3.6.1.1.  125% of the greater of:

(i)   the average deferral percentage of the eligible Non-Highly Compensated Employees as determined under Section 3.4 for the Plan Year, or

(ii)   the average contribution percentage of the eligible Non-Highly Compensated Employees as determined under Section 3.5 for the Plan Year, and

3.6.1.2.  two plus the lesser of the amount determined under subsection (i) or subsection (ii) immediately above, but not more than 200% of such lesser amount; or

3.6.2.  the sum of:

3.6.2.1.  125% of the lesser of:

(i)   the average deferral percentage of the eligible Non-Highly Compensated Employees for the Plan Year, or

(ii)   the average contribution percentage of the eligible Non-Highly Compensated Employees for the Plan Year, and

3.6.2.2.  two plus the greater of the amount determined under subsection (i) or (ii) immediately above, but not more than 200% of such greater amount.

3.7.  Plan Aggregation; Special Rule.

3.7.1.  The actual deferral percentage and the actual contribution percentage for an eligible Employee who is a Highly Compensated Employee for the Plan Year and who is eligible to have Elective Deferral Contributions or Matching Contributions allocated to his accounts under two or more plans described in section 401(a) of the Code or arrangements described in section 401(k) of the Code that are maintained by the Employer, shall be determined as if all such Elective Deferral Contributions and Matching Contributions were made under a single arrangement.

3.7.2.  For purposes of satisfying the limitation on Elective Deferral Contributions and the limitation on Matching Contributions, in the event that this Plan satisfies the requirements of sections 410(b) or 401(a)(4) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of sections 410(b) or 401(a)(4) of the Code only if aggregated with this Plan, then actual deferral percentages and actual contribution percentages of eligible Employees shall be determined as if all such plans were a single plan.

3.7.3.  The determination and treatment of the actual deferral percentage and the actual contribution percentage of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

3.8.  Recovery of Participating Employer Contributions.    Any Participating Employer may recover contributions made under the Plan as follows:

3.8.1.  If a contribution is made by a Participating Employer under a mistake of fact, the excess of the amount contributed over the amount that would have been contributed had there not occurred a mistake of fact may be recovered by the Participating Employer within one year after payment of the contribution.

3.8.2. Participating Employer contributions are conditioned upon their deductibility under section 404 of the Code; therefore, the contribution attributable to any Plan Year as to which deductibility is disallowed may be recovered, to the extent of the amount of the disallowance, within one year after the disallowance.

Income and gains attributable to the excess contribution in the case of a mistake of fact or a disallowed deduction may not be recovered by the Participating Employer. Losses attributable to such contribution shall reduce the amount any Participating Employer may recover.

ARTICLE IV.

CREDITS TO ACCOUNTS.

4.1.  Maintenance of Accounts.    The Committee shall maintain or cause to be maintained an Elective Deferral Contribution Account, a Matching Contribution Account, a Savings Contribution Account, a Qualified Nonelective Contribution Account and a Rollover Contribution Account for each Participant, as required by the terms of the Plan. The records of each Account shall separately reflect:

4.1.1.  the number of shares of Investment Funds allocated to each such Account,

4.1.2.  the Trustee’s tax cost basis, as that basis would be computed for Federal income tax purposes, in each share of Stock held as part of each such Account, the extent to which such Stock is attributable to contributions made under Sections 3.1 and 3.2, and

4.1.3.  the amount of any withdrawals from each such Account.

4.2.  Payment of Contributions.

4.2.1.  Participant Contributions.    Elective Deferral Contributions shall be paid over by the Participating Employer to the Trustee as of the earliest date on which such Elective Deferral Contributions can reasonably be segregated from the Participating Employer’s general assets, but in no event later than the 15th business day of the month following the month in which such amounts would otherwise have been payable to the Participant in cash. Elective Deferral Contributions shall be allocated to Participants’ Accounts no later than the time required by the Code.

4.2.2.  Participating Employer Matching Contributions.    Matching Contributions shall be paid to the Trustee at the same time that Elective Deferral Contributions to which they relate are paid. Such Matching Contributions shall be allocated to Participants’ Accounts no later than the time required by the Code.

4.2.3.  Qualified Nonelective Contributions.    Payment of the Participating Employers’ Qualified Nonelective Contributions shall be made within the time prescribed by the Code as the time within which contributions must be made in order to constitute an allowable Federal income tax deduction for the Employer’s taxable year for which the contribution is made. Such contributions shall be allocated to Participants’ Accounts no later than the time required by the Code.

4.2.4.  Payment for Tax Purposes.    In any event, all contributions hereunder shall be made within the time prescribed by the Code as the time within which contributions must be made in order to constitute an allowable Federal income tax deduction for the Participating Employer’s taxable year for which the contributions are made.

4.3.  Allocations to Participants’ Accounts.    As of each Valuation Date, the Trustee shall credit the Accounts of each Participant as follows:

4.3.1.  Cash dividends, Stock purchased with cash dividends, Stock representing stock dividends and additional Stock received upon stock splits shall be allocated among the Elective Deferral Contribution, Matching Contribution, Qualified Nonelective Contribution and Rollover Contribution, and Savings Contribution Accounts of Participants in the same proportion as the number of shares of Stock in each Participant’s applicable Accounts on the immediately preceding Valuation Date. If any property other than cash or Stock is distributed with respect to Stock held in Participants’ Accounts, that property shall be sold by the Trustee. The proceeds of such sale shall then be considered a cash distribution, with the same record date as the date of receipt by the Trustee.

4.3.2.  As of each Valuation Date, any increase or decrease in the number of shares of an Investment Fund other than Stock since the preceding Valuation Date shall be computed by the Trustee and credited to or deducted from the Accounts of all Participants who have designated an investment in that Investment Fund. Each such Account’s share of any increase or decrease shall be that portion that bears the same ratio to the total as the portion of:

4.3.2.1.  the Participant’s Account invested in that Investment Fund as of the preceding Valuation Date bears to

4.3.2.2.  the total of all Participants’ Accounts invested in the Investment Fund as of the preceding Valuation Date.

4.3.3.  For the purpose of determining such increase or decrease, the balance at the preceding Valuation Date shall be reduced by amounts since properly paid from the Fund, and, in any case where a distribution falls due on a Valuation Date it shall not be regarded as due until the next day. The Committee shall provide for the establishment of accounting procedures for the purpose of making the allocations, valuations and adjustments to Participants’ Accounts provided for in this Article. From time to time, such procedures may be modified for the purpose of achieving equitable and nondiscriminatory allocations among the

Participants’ Accounts in accordance with the provisions of this Article. The fair market value of investments held in the Fund shall be conclusively determined by the Trustee in accordance with any reasonable method permitted under regulations issued by the Secretary of the Treasury and such reasonable and uniform rules as the Trustee may adopt.

4.3.4.  After the allocations prescribed in Sections 4.3.1 and 4.3.2 have been made, shares of the Investment Funds purchased with Elective Deferral Contributions, Savings Contributions, Qualified Nonelective Contributions, Rollover Contributions or Matching Contributions shall be allocated among the Accounts of Participants in the ratio that the dollar amount of each Participant’s designated allocation of Investment Funds bears to the total purchases of each such Investment Fund by the Trustee.

4.3.5.  The value of Stock purchased by exercise of rights represented by the Stock and the value of such Stock represented by the cash purchase price shall both be allocated in accordance with Section 4.3.1.

4.3.6.  As soon as practicable following each calendar quarter of a Plan Year, the Trustee shall send or cause to be sent to each Participant a statement showing the number of shares of the Investment Funds held in the Participant’s Account, the market value of each share of the applicable Investment Fund, the amount of cash held in each of his Accounts, as of such Valuation Date, and the amount of earnings, dividends, withdrawals, loans, loan repayments and transfers from each such Account.

4.4.  Purchase of Shares of Investment Funds.

4.4.1.  So much of the cash contributed under Section 3.1 or Section 3.2 as is designated for the purchase of Stock shall be applied by the Trustee to the purchase of Stock if administratively practicable on the 15th day of each month (or next following day that Stock is traded if Stock is not traded on the 15th day of the month) and the last day of each month (or next following day that Stock is traded if not traded on the last day of the month) (each a “Stock Purchase Date”). If a Participant designates investment in Stock after the time it is administratively practicable to make a purchase on the Stock Purchase Date immediately following such designation, Stock shall be purchased with respect to such election on the next following Stock Purchase Date; provided that he has not changed such designation to invest otherwise. During the period between designation of Stock as an investment and the purchase of the Stock, the applicable portion of a Participant’s Account shall be invested in the Black-Rock U.S. Treasury Money Market Fund (or similar interest-bearing account).

4.4.2. Stock may be purchased on the open market, from the Sponsor or in a private transaction from a shareholder who is neither a “disqualified person” within the meaning of section 4975 of the Code nor a “party in interest” within the meaning of section 3(14) of ERISA. Unless otherwise instructed by the Board of Directors, the Trustee shall purchase all such Stock on the open market.

4.4.3.  If Stock is purchased from the Sponsor, the price shall be the average of the closing bid and asked prices of the Stock on the date of purchase, and no commission shall be paid. If the Stock should be listed on a national securities exchange, the purchase price of such Stock shall be the mean between the high and low trading prices for the Stock on that exchange on the purchase date. If there are no such quotations or if the Committee determines that such quotations do not accurately reflect the fair market value, the price shall be the fair market value of the Stock as determined by an independent appraisal.

4.4.4.  So much of the cash contributed under Section 3.1 as is designated for purchase of Investment Funds other than Stock shall be applied by the Trustee to the purchase of Investment Funds other than Stock as soon as practicable following the close of each business day.

4.4.5.  Any cash remaining after completion of each purchase shall be held by the Trustee for future purchases. Purchases shall be made in the name of the Trustee for the account of the Plan. Certificates for shares shall be issued in the Trustee’s name or in the name of the Trustee’s nominee, and shall be delivered to and held by the Trustee, the Trustee’s nominee or the custodian for any shares of Investment Funds other than Stock.

4.5.  Limitations on Annual Additions to Participants’ Accounts—Code Section 415.

4.5.1.  Primary Limit.    The maximum Annual Addition to any Participant’s Account for any Limitation Year beginning on or after December 1, 2001, shall be the lesser of:

4.5.1.1.  $35,000; or

4.5.1.2.  25% of the Participant’s Compensation for such Limitation Year.

4.5.2.  Combined Limit.    Effective for Plan Years beginning before January 1, 2000, if a Participant participates in one or more Defined Contribution Plans and one or more Defined Benefit Plans to which the Employer contributes on his behalf, the sum of the defined benefit fraction and the defined contribution fraction shall not exceed 1.0.

4.5.2.1.  Defined Benefit Fraction.    The defined benefit fraction for any Limitation Year is a fraction (i) the numerator of which is the Participant’s projected annual benefit (determined as of the close of the Limitation Year) under all such Defined Benefit Plans (whether or not terminated), and (ii) the denominator of which is the lesser of (A) $90,000 or the applicable dollar limit for such Limitation Year multiplied by 1.25 (1.0 if the Plan is a Super Top-Heavy Plan), or (B) the Participant’s average Compensation for the three consecutive calendar years of active participation, that produces the highest average, multiplied by 1.4.

4.5.2.2.  Defined Contribution Fraction.    The defined contribution fraction for any Limitation Year is a fraction (i) the numerator of which is the total of the Participant’s Annual Additions as of the close of the Limitation Year, and (ii) the denominator of which is the lesser of the following amounts determined for the Limitation Year and for each prior Limitation Year for which the Participant was an Employee (regardless of whether any Plan was in existence during such year):

(A)  $30,000 or the applicable dollar limit for each such Limitation Year multiplied by 1.25 (1.0 if the Plan is a Super Top-Heavy Plan), or

(B)  35% of the Participant’s Compensation, as defined in Section 1.11.2, for each such Limitation Year.

4.5.2.3.  Transitional Rule:    The denominator of the defined contribution fraction under Section 4.5.2.2 for all Limitation Years ending before January 1, 1983 shall, at the Committee’s election, be the denominator determined for the Limitation Year ending in 1982, multiplied by a fraction, (i) the numerator of which is the lesser of $51,875 or 35% of the Participant’s 1981 Compensation and (ii) the denominator of which is the lesser of $41,500 or 25% of the Participant’s 1981 Compensation.

The method by which these combined limits will be met is set forth in Appendix B attached hereto.

4.5.3.  For purposes of applying the limitations of this Section, all Defined Contribution Plans (without regard to whether such Defined Contribution Plan has been terminated) maintained by the Employer will be treated as one Defined Contribution Plan.

4.6.  Elimination of Excess Annual Additions.    If the limitations described in Section 4.5.1 would be exceeded for any Participant, such Participant’s excess Annual Addition shall be placed in an unallocated suspense account and used to reduce Participating Employer contributions for all Participants in the next Limitation Year and each succeeding Limitation Year, if necessary.

4.6.1.  If in accordance with this Section 4.6, a suspense account is in existence during any Limitation Year, such account shall share in the income, gains and losses of the Fund.

4.6.2.  The combined limits on contributions and benefits described in Section 4.5.2 shall be met in accordance with Appendix B after the requirements of Section 4.6 have been met.

ARTICLE V.

VESTING.

5.1.  Full Vesting At All Times.    A Participant shall at all times have a 100% vested interest in the amounts standing to the credit of his Account.

ARTICLE VI.

ENTITLEMENT TO BENEFITS.

6.1.  Termination of Employment.    Upon termination of a Participant’s employment for any reason other than death, he shall be entitled to payment based on the number of shares of Investment Funds, and any additional cash credited to his Account, determined as of the Valuation Date coinciding with or next following such termination.

6.2.  Deferred Distribution.    If a Participant elects to defer distribution of his Account under Section 7.1.3, the amount to which he is entitled shall be based upon the number of shares of Investment Funds, and any additional cash credited to his Account, determined as of the Valuation Date coinciding with or next following the distribution date elected.

6.3.  Death.

6.3.1.  Death While Employed.    The Beneficiary of a Participant whose employment is terminated by reason of his death shall be entitled to the entire amount in the Participant’s Account, determined as of the Valuation Date coinciding with or next following the date of his death.

6.3.2.  Death After Termination of Employment and Prior to Payment of Any Benefits.    If a Participant who is entitled to benefits under Section 6.1 dies before receiving the benefit described in such Section, his Beneficiary shall be paid the amount to which the Participant would have been entitled had he lived.

6.3.3.  Death After Installment Payments Have Begun.    If a Participant who is entitled to a benefit under Section 6.1 dies after receiving one or more installment payments, his Beneficiary shall receive the amount payable under Section 7.3.2.4.

6.4.  Amount of Distribution.    The amount of the distribution under this Article VI shall be equal to the net proceeds of liquidation of the shares of Investment Funds and any shares of Stock received in kind.

ARTICLE VII.

PAYMENT AND FORM OF BENEFITS.

7.1.  Benefit Commencement Date.

7.1.1.  General Rule.    Subject to Sections 7.1.2, 7.1.3, and 7.1.4, any benefit due a Participant under Article VI shall be paid as soon as administratively feasible after the Valuation Date coinciding with or next following the date upon which the Participant becomes entitled to such benefit, unless transferred pursuant to an election under Section 7.11.

7.1.2.  Cash-Outs.    The following is effective January 1, 1998:

7.1.2.1.  If the value of a Participant’s vested Account is $5,000 or less, his benefit shall be paid under Section 7.1.1 without his consent as soon as administratively feasible.

7.1.2.2.  Subject to Section 7.1.3, if the value of the Participant’s vested Account is more than $5,000 as of the date of any distribution, payment to such Participant shall not be made unless the Participant consents in writing to the distribution. Consent to such distribution shall not be valid unless the Participant is informed of his right to defer receipt of the distribution.

7.1.2.3.  Notwithstanding any provision of this Plan to the contrary, if a Participant has begun to receive distributions pursuant to an optional form of benefit under which at least one scheduled periodic distribution has not been made, and if the Participant’s vested Account, determined at the time of the first distribution under that optional form of benefit, exceeded the cash-out limit in effect under section 411(a)(11) of the Code, then such Participant’s vested Account is deemed to continue to exceed the cash-out limit.

7.1.3.  Benefit Deferral by Election.    A Participant entitled to a benefit of more than $5,000 may elect to defer payment of that benefit until his Required Beginning Date, or, if earlier, such time as the Participant requests payment in writing.

7.1.4.  Required Beginning Date.    Notwithstanding Sections 7.1.1, 7.1.2, 7.1.3 and 7.1.5, distribution shall be made or shall begin not later than a Participant’s Required Beginning Date.

7.1.5.  Default Provision.    If a Participant fails to request payment, payment shall be made by the Participant’s Required Beginning Date.

7.2.  Earliest Distribution Date.    No distribution of the portion of a Participant’s Account that is attributable to his Elective Deferral Contributions or Qualified Nonelective Contributions shall be made earlier than:

7.2.1.  the Participant’s death or other separation from service;

7.2.2.  the Participant’s reaching age 59 1/2;

7.2.3.  in the case of Elective Deferral Contributions (and income allocable thereto credited to a Participant’s Account as of December 31, 1988), the Participant’s incurring an expense that qualifies for a hardship withdrawal under Article VIII; or

7.2.4.  the occurrence of an event described in section 401(k)(10) of the Code.

7.3.  Forms of Benefit Payment.    The forms of benefit payable under the Plan shall be:

7.3.1.  a lump sum distribution; or

7.3.2.  subject to the minimum required distribution rules described in Section 7.9, monthly installments over a period not to exceed 10 years. In the event the Participant elects installment payments:

7.3.2.1.  a Participant may elect to change his election of Investment Funds at any time during the installment term, in accordance with the provisions of Article X.

7.3.2.2.  income, gains or losses on such account or investment shall be accumulated,

7.3.2.3.  each year of the installment term the Trustee shall pay to a Participant (or his Beneficiary) from his Account an amount equal to his then-current balance multiplied by a fraction, the numerator of which is one and the denominator of which initially is the period of installments, reduced by one for each year thereafter, so that in the last year of the installment period the Account is exhausted, and

7.3.2.4.  on the death of the Participant any then-remaining balance of such Account shall be paid to the Participant’s Beneficiary in accordance with Section 7.6.2.

7.3.2.5.  A Participant who has elected to receive his benefit in the form of installment payments may receive the balance of his distribution in a lump sum effective as of any Valuation Date, by delivering an election to the Committee or its delegate before such date.

Subject to Section 7.4, distributions from a Participant’s Account shall be made entirely in cash or partly in cash and partly in Stock, as elected by the Participant pursuant to a procedure established by the Committee. If a Participant elects to receive distribution of amounts attributable to Stock in cash, the Trustee may (a) purchase for the Plan the shares of Stock at their fair market value on the date they are to be delivered, (b) sell such shares on the market, or (c) purchase a portion of such shares for the Plan and sell the remainder on the market.

Distribution of Investment Funds other than Stock shall always be in cash and shall be equal to the net proceeds of liquidation of such shares.

7.4.  Fractional Shares of Stock.    Before any distribution is made of a Participant’s Account pursuant to this Article VII, any fractional share of Stock allocated to such Account shall be converted to cash, on the basis of its pro rata share of the price of a whole share of Stock on the Valuation Date determined pursuant to Article VI.

7.5.  Stock Restrictions.    Any shares of Stock distributed pursuant to the terms of the Plan shall be subject to such restrictions on their subsequent transfer as shall be necessary or appropriate, in the opinion of counsel for the Sponsor, to comply with applicable Federal and state securities laws, and may bear appropriate legends evidencing such restrictions.

7.6.  Death Benefits.

7.6.1.  Death Before Distribution Has Begun.    Subject to Sections 7.6.3 and 7.7, if the Participant dies before distribution of his Account has begun, his Beneficiary shall receive his entire Account in a cash lump sum as soon as administratively feasible after the Valuation Date coinciding with or next following the Participant’s death.

7.6.2.  Death After Distribution Has Begun.    Subject to Sections 7.3.2.6, 7.6.3 and 7.7, if the Participant had elected installment payments under Section 7.3.2 and dies before the installment term has been completed, his Beneficiary shall continue to receive distributions in the form and pursuant to the timetable elected by the Participant; provided that if the Participant’s Beneficiary is his surviving spouse, such spouse may elect in accordance with Section 7.6.3 to defer payment or in accordance with Section 7.7 to receive a lump sum distribution of the remaining Account balance. If the spouse elects to receive a lump sum distribution, such distribution shall only be in cash and shall be payable as soon as administratively feasible after the Valuation Date coinciding with or next following the Beneficiary’s election.

7.6.3.  Election By Spouse to Defer Benefit Payment.    If the Beneficiary is the Participant’s spouse and the Participant’s Account Balance is more than $5,000 on the date of his death, the spouse may elect to defer distribution of the Participant’s benefit until a date not later than December 31 following the date the Participant would have reached age 70½ had he lived.

7.7.  Election of Benefit Form.    A Participant or Beneficiary who is the Participant’s surviving spouse shall elect a payment option under Section 7.3 by notifying the Committee, in writing, of his election and the proposed date of distribution or timetable for receipt of installment payments. A Beneficiary who is not the Participant’s spouse shall not be entitled to make an election as to the form of benefit payment. If the Beneficiary fails to request payment, payment shall be made in a cash lump sum no later than the Participant’s Required Beginning Date.

7.8.  Change of Election.    Any Participant or surviving spouse electing a benefit payment option under Section 7.3 may revoke such election and file a new election in writing with the Committee at any time before benefit payments begin. A Beneficiary who is not the Participant’s spouse shall not be entitled to change the form of benefit payment.

7.9.  Required Distributions—Code Section 401(a)(9).    Distributions under this Article VII shall be made in accordance with section 401(a)(9) of the Code and the regulations thereunder, as generally described in this Section 7.9. The provisions of this Section 7.9 shall override any distribution option otherwise provided in the Plan that is inconsistent with section 401(a)(9) of the Code. With respect to distributions under the Plan made in calendar years beginning on or after January 1, 2002, the Plan shall apply the minimum distribution requirements of section 401(a)(9) of the Internal Revenue Code in accordance with the regulations under section 401(a)(9) that were proposed in January 2001, notwithstanding any provision of the Plan to the contrary. The preceding sentence shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under section 401(a)(9) or such other date specified in guidance published by the Internal Revenue Service.

7.9.1.  Distribution Beginning During Participant’s Life.    The Account of the Participant shall be distributed to him:

7.9.1.1.  not later than his Required Beginning Date, or

7.9.1.2.  beginning not later than his Required Beginning Date and, subject to any shorter period elected under Section 7.3.2, shall be payable over the life of such Participant or over the joint lives of such Participant and his Beneficiary (or over a period not extending beyond the life expectancy of such Participant or the joint life expectancies of such Participant and his Beneficiary); provided, however, that if the Beneficiary is not the Participant’s surviving spouse, such distribution shall be modified in accordance with the minimum incidental death benefit rule of Treas. Reg. § 1.401(a)(9)-2.

Life expectancy under this Section 7.9.1 shall be determined under Treas. Reg. § 1.72-9. The life expectancy of a Participant and his spouse shall not be recalculated on an annual basis.

7.9.2.  Distribution Following Death of a Participant.

7.9.2.1.  If the Participant dies after distribution of his Account has begun and before his entire Account has been distributed to him, the remaining portion of his Account shall be distributed at least as rapidly as under the method of distribution in effect on the date of his death.

7.9.2.2.  Subject to Section 7.9.2.3, if the Participant dies before distribution of his Account has begun, his entire Account shall be distributed by December 31 of the fifth year after the year of his death, unless the remainder of his Account is payable to a designated Beneficiary over the life of such Beneficiary (or over a period not extending beyond the life expectancy of such Beneficiary) and such distribution begins not later than December 31 of the year after the year of the Participant’s death.

7.9.2.3.  If the Beneficiary is the Participant’s spouse, the date on which distributions under Section 7.9.2.2 are required to begin is the date on which the Participant would have reached age 70½ had he lived. If such spouse dies before such distributions begin, distribution shall be made in accordance with Section 7.9.2.2 as if the spouse were the Participant.

Life expectancy under this Section 7.9.2 shall be determined using the Beneficiary’s attained age in the year distributions are required to begin.

7.10.  TEFRA 242(b) Elections.    Notwithstanding anything in this Article VII to the contrary, in the event a Participant made, and filed with the Committee, a retirement benefit payment election prior to 1984 under section 242(b) of the Tax Equity and Fiscal Responsibility Act of 1982, such Participant’s retirement benefit shall be paid to the Participant or his Beneficiary in such form and over such period as the Participant shall have elected. This Section shall not apply in the event such a Participant subsequently revokes such section 242(b) benefit payment election.

7.11.  Benefit Transfers.    This Section will apply to distributions from a Participant’s Account made after December 31, 1992.

7.11.1.  Eligibility.    If one or more distributions from a Participant’s Account constitutes an “eligible rollover distribution,” within the meaning of sections 402(c)(2) and (4) of the Code and regulations thereunder, the Participant may elect to have all or a portion (but not less than $500) of the distribution paid directly to an individual retirement account or annuity (an “IRA”) or a plan qualified under Code section 401(a) or section 403(a) (collectively, an “eligible retirement plan”). The Participant may not elect to have portions of an eligible rollover distribution paid directly to more than one eligible retirement plan. In addition, the Participant shall not be permitted to elect a direct rollover with respect to eligible rollover distributions that are reasonably expected to total less than $200 during the year.

7.11.2.  Procedures.    The Committee shall make such payment upon receipt from the Participant of the name of the eligible retirement plan to which such payment is to be made, a representation that the eligible retirement plan is an IRA or a plan qualified under section 401(a) or section 403(a) of the Code, and such other information and/or documentation as the Committee may reasonably require to make such payment. The Participant’s election to make or not to make a direct rollover with respect to one distribution that is part of a series of payments shall apply to all future distributions until the Participant subsequently changes the election.

7.11.3.  Failure to Elect.    If the Participant fails to elect whether or not a distribution is to be paid in a direct rollover, the Participant shall be deemed to have elected not to have any portion of the distribution paid in a direct rollover. This Section shall apply, to the extent required by law, to a Beneficiary who is the Participant’s surviving spouse and to a spouse or former spouse who is an alternate payee (as defined in section 414(p) of the Code) under a QDRO, except that only an IRA shall be deemed to be an eligible retirement plan with respect to a surviving spouse of a deceased Participant.

7.12.  Distribution Pursuant to a Qualified Domestic Relations Order.    Any benefit payable from a Participant’s Account to an alternate payee (as defined by section 414(p) of the Code) pursuant to the terms of a QDRO, shall, at the alternate payee’s election, provided such election is consistent with the terms of the QDRO, be paid:

7.12.1.  in a lump sum as soon as administratively practicable after the determination that the QDRO satisfies the provisions of section 414(p) of the Code, without regard to whether the Participant is then eligible to receive benefits under the Plan; or

7.12.2.  at any other time and in any manner permitted by the Plan and the terms of the QDRO, provided that such benefit must be paid, or begin to be paid, no later than the Participant’s Normal Retirement Date.

ARTICLE VIII.

WITHDRAWALS DURING EMPLOYMENT

8.1.  In-Service Withdrawal—Savings Contribution Account.    A Participant may at any time, but no more than once each Plan Year, withdraw any part or all of the assets in his Savings Contribution Account. As soon as administratively practicable following the Committee’s receipt of a request for withdrawal under this Section, it shall direct the Trustee to pay to the Participant the amount he has elected to withdraw in a single sum. The amount of the withdrawal shall be based on the number of shares of Investment Funds held in the Savings Contribution Account as of the Valuation Date immediately preceding the request for withdrawal and shall be equal to the net proceeds of liquidation of such shares by the Trustee.

8.2.  Withdrawals After Age 59½.    A Participant who is currently employed and has reached age 59½ shall be entitled to withdraw any portion of his vested interest in the amount credited to his Account as of the Valuation Date next following the date he submits a request for such withdrawal to the Committee or its delegate.

8.3.  Hardship Withdrawal—Elective Deferral Contribution Account.    An eligible Participant may elect to withdraw up to 100% of his Elective Deferral Contributions (and earnings credited on those contributions through December 31, 1988), exclusive of any amount loaned to the Participant under Article IX. Such election shall be in writing and submitted to the Committee at such time and in such manner as shall be prescribed by the Committee. A Participant is eligible to make a hardship withdrawal under this Section only if the withdrawal is for a purpose that the Committee determines is a Qualified Emergency, as defined below, and the requirements of Section 8.5 are met. No more than one hardship withdrawal shall be permitted during any 12-month period. No withdrawals for reasons of hardship may be made from a Participant’s Matching Contribution Account.

8.4.  Definition of Qualified Emergency.    As used in this Article VIII, the term “Qualified Emergency” means an immediate and heavy financial hardship of the Participant. The following circumstances, and no others, meet the definition of “Qualified Emergency”:

8.4.1.  payment of tuition-related educational fees, and room and board expenses for the next 12 months of post-secondary education for the Participant or his spouse, child or dependent;

8.4.2.  payment of medical expenses described in section 213(d) of the Code that have been incurred by the Participant, his spouse or dependent or a distribution necessary to obtain medical care described in section 213(d) of the Code;

8.4.3.  the purchase or construction (excluding mortgage payments) of the Participant’s principal residence;

8.4.4.  the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence;

8.4.5.  funeral expenses of a family member;

8.4.6.  payment of federal, state or local taxes (and related penalties and interest) after the time such taxes would otherwise be due; provided, however, that the Committee shall, in a uniform and nondiscriminatory manner, examine all of the facts and circumstances related to the payment of such taxes, including: a Participant’s base rate of pay, the amount of the overdue taxes, the tardiness in payment of such taxes, the availability of other sources for payment of such taxes, and other objective factors that the Committee reasonably determines are relevant; and

8.4.7.  any other expense that is deemed to be a Qualified Emergency expense by the Internal Revenue Service.

8.5.  Requirements for Hardship Withdrawal.    A hardship withdrawal under Section 8.3 shall be permitted only if the following requirements are met:

8.5.1.  the distribution does not exceed the amount of the Qualified Emergency expense (including a reasonable amount to enable the Participant to pay taxes and penalties on such withdrawal);

8.5.2.  the Participant has obtained all distributions other than hardship withdrawals and all non-taxable loans currently available under all plans maintained by the Employer unless obtaining such a loan would increase the severity of the Participant’s hardship;

8.5.3. the Plan and all other plans maintained by the Employer suspend Elective Deferral Contributions and other contributions by the Participant for at least 12 months after the receipt of the hardship withdrawal if received before January 1, 2002, and six months if received on or after January 1, 2002; and

8.5.4. the Plan and all other plans maintained by the Employer provide that the Participant may not make Elective Deferral Contributions for the Participant’s taxable year immediately following the taxable year of the hardship withdrawal in excess of the applicable limit imposed on Elective Deferral Contributions under Section 3.3 for such taxable year, less the amount of the Participant’s Elective Deferral Contributions for the taxable year of the hardship withdrawal.

If the Secretary of the Treasury prescribes additional methods for meeting the requirements for hardship withdrawal, such additional methods shall be incorporated herein by reference.

8.6.  Distribution of Amounts Withdrawn.    As soon as administratively practicable following the Committee’s receipt of a request for withdrawal and, in the case of a hardship withdrawal request under Section 8.3, its determination that the requirements of Section 8.3 are met, it shall direct the Trustee to pay to the Participant the amount he has elected to withdraw in a cash lump sum. The withdrawal shall be made on a pro-rata basis from all of the Investment Funds. The amount of the hardship withdrawal shall be based on the number of shares of Investment Funds held in the Elective Deferral Account as of the Valuation Date immediately preceding the request for withdrawal and shall be equal to the net proceeds of liquidation of such shares by the Trustee.

ARTICLE IX.

LOANS TO PARTICIPANTS.

9.1.  Plan Loans.    The Committee may cause the Trustee to lend to any Participant who applies for a loan the amount applied for by the Participant, upon such terms as the Committee may see fit, subject to all of the requirements of this Article. Loans shall be made available from a Participant’s Elective Deferral, Matching, Qualified Nonelective, Rollover and Savings Contribution Accounts.

9.2.  Loan Requirements.

9.2.1. Such loans shall be made available to all Participants, whether or not actively employed by the Employer, subject only to each such Participant’s demonstration, on the basis of uniform and non-discriminatory rules and procedures established by the Committee, of his ability to repay the loan, plus interest. The loan shall be made effective as of the first day of the month following the date of approval of a Participant’s loan request.

9.2.2.  The amount of the loan, when added to the outstanding balance of all prior loans to such Participant, shall not exceed the lesser of:

9.2.2.1.  $50,000, reduced by the excess (if any) of (i) the highest outstanding balance of loans from the Plan during the one-year period ending on the day before the date on which such loan was made, over (ii) the outstanding balance of loans from the Plan immediately before the loan in question was made; or

9.2.2.2.  the greater of:

9.2.2.2.1.  50% of the amount in the Participant’s Account that is vested; or

9.2.2.2.2. $10,000.

For the purpose of the borrowing limitations of this Section, all Employers in a controlled group of employers, within the meaning of section 414(b) or section 414(c) of the Code, or a part of an affiliated service group, within the meaning of section 414(m) of the Code, shall be considered as one employer and all of the Defined Benefit Plans and Defined Contribution Plans shall be considered to be a single plan.

9.2.3.  The minimum amount of any loan shall be at least $1,000.

9.2.4.  Subject to Section 9.3, in no event shall a Participant have more than two loans outstanding at any time.

9.2.5.  An amount equal to the principal amount of the loan shall be security for such loan.

9.2.6.  The loan shall be repaid, on the basis of substantially level amortization, within five years from the date the loan is made; provided, however, that if the loan proceeds are used to acquire or build a dwelling that is, or will be within a reasonable period of time, the Participant’s principal residence, the term of the loan shall be as determined by the Committee. In the case of a loan to a Participant who is actively employed by the Employer, repayments shall be made by monthly payroll withholding. In the case of a loan to anyone other than a Participant who is actively employed by the Employer, repayments shall be made monthly directly to the Plan by delivery of the payment to the Committee.

9.2.7.  The loan shall bear a fixed or variable rate of interest commensurate with the interest rates charged by persons in the business of lending money on a regional basis for loans that would be made under similar circumstances, as determined by the Committee or its delegate from time to time.

9.2.8.  Except as provided in Section 9.2.9, a Participant who fails to make any installment payment due under a Plan loan by the last day of the calendar quarter following the calendar quarter in which the required installment payment was originally due shall be treated as having a deemed distribution equal to the entire outstanding balance of the loan.

9.2.9.  A Participant with an outstanding loan whose active service is temporarily interrupted due to a leave of absence, either without pay from the Employer or at a rate of pay (after income and employment tax withholding) that is less than the amount of the installment payments, may suspend loan payments for a period of not longer than one year, provided the loan is repaid by the latest date permitted under section 72(p)(2)(B) of the Code and the installments due after the leave ends (or, if earlier, after the first year of the leave) must not be less than those required under the terms of the original loan.

9.2.10.  The loan amount shall be debited against the Participant’s Account on a pro rata basis from all of the Investment Funds held under that Participant’s Account and repayments of principal and interest shall be credited to such Participant’s Account in accordance with the Participant’s current investment election with respect to future contributions.

9.2.11.  The Participant shall agree at the time the loan is made that the outstanding principal and interest on the loan at the time the Participant or his Beneficiary receives a distribution under Article VII shall be deducted from the amount otherwise distributable to such Participant or Beneficiary.

9.2.12.  No note or other document evidencing any such loan shall be negotiable or otherwise assignable.

9.3.  Maximum Number of Loans Permitted.

9.3.1.  Effective December 1, 2001, except as provided in Section 9.3.2, a Participant may only have one loan outstanding at any one time. A Participant may not apply for a second loan to refinance a previous loan.

9.3.2.  If a Participant has two loans outstanding on December 1, 2001, he shall be permitted to repay each outstanding loan in accordance with its terms. However, upon the repayment of one loan, such Participant shall not be eligible to apply for another loan until the remaining outstanding loan is repaid.

ARTICLE X.

INVESTMENTS.

10.1  Investment Funds.    Each Participant shall elect the manner in which his Elective Deferral Contributions, Matching Contributions, Savings Contributions, Qualified

Nonelective Contributions and Rollover Contributions, if any, are to be invested. The Investment Funds available to Participants are:

10.1.1. the Investment Funds listed in Appendix C attached hereto; and

10.1.2. Stock.

Net income, gain or loss with respect to the Investment Funds shall only affect the Accounts invested in each such fund.

10.2.  Investment Elections.    A Participant may elect to have his Elective Deferral Contributions, Matching Contributions, Savings Contributions, Qualified Nonelective Contributions and Rollover Contributions, if any, invested entirely in one Investment Fund, or he may elect to have such amounts invested in more than one Investment Fund, by making an election with the Committee (or its delegate) or the Trustee in the nondiscriminatory manner then-permitted at the Committee’s discretion (including, if the Committee so chooses, by electronic or telephonic instruction). Subject to the requirements of Section 4.4, such election shall be effective as soon as administratively practicable. A Participant’s election shall specify the percentage of each future contribution or each Account to be invested in an Investment Fund, provided that the percentage to be invested in any one Investment Fund must be equal to 1% or a multiple thereof. Such election shall remain in effect until a new election is made. As soon as administratively feasible after the effective date of an investment election subject to the limitations of Section 4.4, the Trustee shall invest contributions received in accordance with such election. If a Participant fails to make an election from among the available Investment Funds, the amounts contributed to the Participant’s Account shall be invested in the default investment identified in Appendix C. Appropriate sub-accounts shall be established to reflect a Participant’s investment elections.

10.3.   Change of Election.    A Participant may change an election of Investment Funds or may elect to transfer existing Account balances, except as limited by Section 10.2, among Investment Funds effective as soon as administratively practicable. The Participant shall direct such change or transfer in such manner as is then-permitted by the Committee or its delegate (including, if the Committee so chooses, by electronic or telephonic instruction) before any payroll period. As soon as administratively feasible after the effective date of a change in an investment election or an election to transfer existing Account balances, subject to the limitations of Section 4.4, the Trustee shall effect such election.

ARTICLE XI.

TOP-HEAVY PROVISIONS.

11.1.   Top-Heavy Requirements.    Notwithstanding anything in the Plan to the contrary, for any Plan Year that the Plan is a Top-Heavy Plan, the Plan shall meet the requirements of this Article.

11.2.   Minimum Contribution Requirement.

11.2.1.  Except as provided in Section 11.2.2, this Plan shall provide a minimum contribution allocation for each Participant who is a Non-Key Employee in an amount equal to at least 3% of such Participant’s Compensation for such Plan Year. In addition, for each Participant who is a Non-Key Employee and who also participates in the Penn Virginia Corporation and Affiliated Companies Employees’ Stock Ownership Plan for a Plan Year during which both plans are top-heavy within the meaning of section 416(g) of the Code, the Employer shall meet the minimum contribution requirements of section 416 for both plans under this Plan.

11.2.2.  Unless the Plan is part of a Required Aggregation Group and enables a Defined Benefit Plan that is included in such Required Aggregation Group to satisfy sections 401(a)(4) and 410 of the Code, the percentage minimum contribution required hereunder shall in no event exceed the percentage contribution made for the Key Employee for whom such percentage is the highest for the Plan Year.

11.2.3.  The minimum contribution required hereunder shall not be integrated with Social Security benefits and shall be made for each Non-Key Employee who is employed at the end of the Plan Year in question, regardless of whether such Non-Key Employee has been credited with 1,000 Hours of Service in such Plan Year and regardless of such Non-Key Employee’s level of Compensation and whether such Non-Key Employee elected to make contributions under Section 3.1 for such Plan Year.

ARTICLE XII.

PLAN ADMINISTRATION.

12.1.   Fiduciary Responsibility.    The Plan shall be administered by the Committee, which shall be the Plan’s “named fiduciary” and “administrator,” as those terms are defined by ERISA, and its agent designated to receive service of process. All matters relating to the administration of the Plan, including the duties imposed upon the Plan administrator by law, except those duties relating to the control or management of Plan assets, shall be the responsibility of the Committee. All matters relating to the control and management of Plan assets shall, except to the extent delegated in accordance with the trust agreement, be the sole and exclusive responsibility of the Trustee.

12.2.   Appointment and Removal of Committee.    The Committee shall consist of at least three persons who shall be appointed and may be removed by the Board of Directors. Persons appointed to the Committee may be, but need not be, employees of the Employer. Any Committee member may resign by giving written notice to the Board of Directors, which notice shall be effective 30 days after delivery. Notwithstanding the foregoing, any Committee member who is an Employee of the Employer shall be deemed to have resigned from the Committee effective upon his termination of employment. A Committee member may be removed by the Board of Directors by written notice to such Committee member, which notice shall be effective upon delivery. The Board of Directors shall promptly select a successor following the resignation or removal of the Committee member, if necessary to maintain a Committee of at least three members.

12.3.   Compensation and Expenses of Committee.    Members of the Committee who are Employees shall serve without compensation. Members of the Committee who are not Employees may be paid reasonable compensation for services rendered to the Plan. Such compensation, if any, and all ordinary and necessary expenses of the Committee shall be paid by the Fund unless paid by the Sponsor or Participating Employer.

12.4.   Committee Procedures.    The Committee may enact such rules and regulations for the conduct of its business and for the administration of the Plan as it may deem desirable. The Committee may act either at meetings at which a majority of its members are present or by a writing signed by a majority of its members without the holding of a meeting. Records shall be kept of the actions of the Committee. No member of the Committee who is a Participant in the Plan shall vote upon any matter affecting only his Account. The Committee may appoint a Secretary who need not be a member of the Committee.

12.5.   Plan Interpretation.    The Committee shall have the authority and responsibility to interpret and construe the Plan and to decide all questions that may arise regarding the rights of Participants thereunder including, without limitation, questions or eligibility for participation, eligibility for benefits, Account balance and the payment and distribution thereof, and shall have the authority to deviate from the terms of the Plan to the extent the Committee shall determine to be necessary or appropriate to operate the Plan in compliance with provisions of applicable law. Any such determinations shall be binding and conclusive upon all interested persons.

12.6.   Exclusive Benefit Rule.    The Committee shall administer the Plan for the exclusive benefit of Participants and their Beneficiaries.

12.7.   Consultants.    The Committee may, and to the extent necessary for the preparation of required reports shall, employ accountants, actuaries, attorneys and other consultants or advisors. The fees charged by such accountants, actuaries, attorneys and other consultants or advisors shall be paid by the Fund unless paid by the Participating Employers.

12.8.   Method of Handling Plan Funds.    No Committee member shall, in his capacity as a Committee member, at any time, handle any assets of the Fund. All payments to the Fund shall be made by the Employee of the Participating Employer charged with that responsibility. Benefit payments from the Fund shall be made by the Trustee.

12.9   Delegation and Allocation of Responsibility.    The Committee, by unanimous action in writing, may delegate any Plan administrative responsibility to any employee of the Employer and may allocate any of its responsibilities to one or more members of the Committee. In the event of any such delegation or allocation the Committee shall establish procedures for the thorough and frequent review of the performance of such duties. Persons to whom responsibilities have been delegated may not delegate to others any discretionary authority or discretionary control with respect to the management or administration of the Plan.

12.10.   Claims Procedure.    The Committee shall administer a claims procedure as follows:

12.10.1.  Initial Claim.    If a Participant or Beneficiary (“Claimant”) believes that he is entitled to a benefit under the Plan, the Claimant or the Claimant’s authorized representative acting on behalf of such Claimant, must make a claim for those benefits by submitting a written notification of his claim of right to such benefits. Such notification must be on the form and in accordance with the procedures established by the Committee. Except for benefits paid pursuant to Section 7.1.4, no benefit shall be paid under the Plan until a proper claim for benefits has been submitted.

12.10.2.  Procedure for Review.    The Committee shall establish administrative processes and safeguards to ensure that all claims for benefits are reviewed in accordance with the Plan document and that, where appropriate, Plan provisions have been applied consistently to similarly situated Claimants. Any notification to a Claimant required hereunder may be provided in writing or by electronic media, provided that any electronic notification shall comply with the applicable standards imposed under DOL Reg. §2520.104b-1(c).

12.10.3.  Claim Denial Procedure.    If a claim is wholly or partially denied, the Committee shall notify the Claimant within a reasonable period of time, but not later than 90 days after receipt of the claim, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 180 days from receipt of the claim. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination. A benefit denial notice shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the denial, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, with reasons therefor, and (iv) the procedure for reviewing the denial of the claim and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA following an adverse benefit determination on review.

12.10.4.  Appeal Procedure.    In the case of an adverse benefit determination, the Claimant or his representative shall have the opportunity to appeal to the Committee for review thereof by requesting such review in writing to the Committee within 60 days of receipt of notification of the denial. Failure to submit a proper application for appeal within such 60 day period shall cause such claim to be permanently denied. The Claimant or his representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. A document, record or other information shall be deemed “relevant” to a claim in accordance with DOL Reg. §2560.503-1(m)(8). The Claimant or his representative shall also be provided the opportunity to submit written comments, documents, records and other information relating to the claim for benefits. The Committee shall review the appeal taking into account all comments, documents, records and other information submitted by the Claimant or his representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

12.10.5.  Decision on Appeal.    The Committee shall notify a Claimant of its decision on appeal within a reasonable period of time, but not later than 60 days after receipt of the Claimant’s request for review, unless the Committee determines that special circumstances require an extension of time for processing the appeal. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination. An adverse benefit decision on appeal shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the adverse determination, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim (the relevance of a document, record or other information will be determined in accordance with DOL Reg. §2560.503-1(m)(8)) and (iv) a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA.

12.11.   Litigation.    In order to operate and administer the claims procedure in a timely and efficient manner, any Claimant whose appeal with respect to a claim for benefits has been denied, and who desires to commence a legal action with respect to such claim, must commence such action in a court of competent jurisdiction within 90 days of receipt of notification of such denial. Failure to file such action by the prescribed time shall forever bar the commencement of such actions.

ARTICLE XIII.

AMENDMENT AND TERMINATION.

13.1.   Amendment.    The Plan may be amended at any time and from time to time by the Board of Directors, provided that no amendment shall divest any vested interest of any Participant or Beneficiary, and no amendment shall be effective unless the Plan continues to be for the exclusive benefit of the Participants and their Beneficiaries. In addition, no amendment shall decrease any Participant’s vested interest, eliminate or reduce any benefit subsidy or early retirement benefit, or eliminate any optional form of benefit except in accordance with sections 411(d)(6) and 412(c)(8) of the Code.

13.2.   Termination or Partial Termination.    While the Sponsor and each other Participating Employer intends to continue the Plan indefinitely, each reserves the right to terminate or partially terminate the Plan at any time as to its Employees. If the Plan is terminated or partially terminated, or if all contributions cease completely, the Fund shall continue to be held for distribution as provided in Article VII or, in the case of a complete termination, shall be distributed as soon as administratively feasible after such termination; provided that the Employer has not established or does not maintain another defined contribution plan (other than an employee stock ownership plan as defined in section 4975(e)(7) of the Code). No new Participants shall thereafter be admitted to the Plan as new Participants, and neither the Sponsor nor any other Participating Employer shall make further contributions to the Fund.

ARTICLE XIV.

VETERANS’ REEMPLOYMENT RIGHTS.

Notwithstanding any provision of the Plan to the contrary, benefits and service credit with respect to Qualified Military Service shall be provided in accordance with section 414(u) of the Code as summarized below:

14.1.   Crediting Service.

14.1.1.  An Employee reemployed by the Employer in accordance with Chapter 43 of Title 38 of the United States Code shall be treated as not having incurred a Break in Service with the Employer by reason of such Employee’s period of Qualified Military Service.

14.1.2.  Upon reemployment by the Employer in accordance with Chapter 43 of Title 38 of the United States Code, an Employee’s period of Qualified Military Service shall be deemed service with the Employer for purposes of determining the vested percentage of the Employee’s Account.

14.2.   Elective Deferral Contributions.

14.2.1.  Subject to Section 14.2.2, any Employee who has performed Qualified Military Service and who is entitled to the benefits of Chapter 43 of Title 38 of the United States Code shall be permitted to make additional Elective Deferral Contributions under the Plan during the period which begins on the Employee’s reemployment date with the Employer and has the same length as the lesser of:

14.2.1.1.  the product of three and the period of Qualified Military Service which resulted in such rights; and

14.2.1.2.  five years.

14.2.2.  Notwithstanding any provision of the Plan to the contrary, the maximum amount of Elective Deferral Contributions that an Employee shall be permitted to make pursuant to the preceding subsection shall be the amount of Elective Deferral Contributions that the Employee would have been permitted to make under the Plan in accordance with the limitations of sections 402(g), 404(a) and 415 of the Code during the period of Qualified Military Service if the Employee had continued to be employed by the Employer during such period and had received compensation in accordance with Section 14.4 below. The amount of Elective Deferral Contributions determined under the preceding sentence shall be reduced by any Elective Deferral Contributions actually made by the Employee to the Plan during the period of Qualified Military Service.

14.3.   Matching Contributions.    Each Participating Employer shall make Matching Contributions with respect to any Elective Deferral Contributions made by an Employee pursuant to the preceding subsection that would have been required had such Elective Deferral Contributions actually been made during the period of such Employee’s Qualified Military Service.

14.4.   Compensation.    An Employee who is in Qualified Military Service shall be treated as receiving compensation from the Employer during such period of Qualified Military Service equal to:

14.4.1.  the compensation the Employee would have received during such period if the Employee were not in Qualified Military Service, determined based on the rate of pay the Employee would have received from the Employer but for absence during the period of Qualified Military Service; or

14.4.2.  if the compensation the Employee would have received during such period was not reasonably certain, the Employee’s average compensation from the Employer during the 12-month period immediately preceding the Qualified Military Service (or, if shorter, the period of employment immediately preceding the Qualified Military Service).

14.5.   Earnings and Forfeitures.    Nothing in this Article XIV shall be construed as requiring:

14.5.1.  any crediting of earnings to an Employee with respect to any contribution before such contribution is actually made; or

14.5.2.  the allocation of any forfeiture with respect to the period of an Employee’s Qualified Military Service.

ARTICLE XV.

MISCELLANEOUS.

15.1.   Merger; Consolidation or Transfer of Assets or Liabilities.    The Board of Directors reserves the right to merge or consolidate the Plan with any other defined contribution pension plan qualified under section 401(a) of the Code, or to transfer Plan assets or liabilities to any other defined contribution pension plan qualified under section 401(a) of the Code; provided that the amounts standing to the credit of each Participant’s Account immediately after any such merger, consolidation or transfer of assets or liabilities shall be at least equal to the amounts standing to the credit of the Participant’s Account immediately before such merger, consolidation or transfer.

15.2.  Limited Purpose of Plan.    The establishment or existence of the Plan shall not confer upon any employee the right to be continued as an employee. The Employer expressly reserves the right to discharge any employee whenever in its judgment its best interests so require.

15.3.   Non-alienation.    No benefit payable under the Plan shall be subject in any manner to anticipation, assignment, or voluntary or involuntary alienation. This Section shall not preclude the Committee and the Trustee from complying with the terms of a Qualified Domestic Relations Order.

15.4.   Facility of Payment.    If the Committee, in its sole discretion, deems a Participant or Beneficiary who is entitled to receive any payment hereunder to be incompetent to receive the same by reason of age, illness or any infirmity or incapacity of any kind, the Committee may direct the Trustee to apply such payment directly for the benefit of such person, or to make payment to any person selected by the Committee to disburse the same for the benefit of the Participant or Beneficiary. Payments made pursuant to this Section shall operate as a discharge, to the extent thereof, of all liabilities of the Sponsor, the Participating Employers, the Committee, the Trustee and the Fund to the person for whose benefit the payments are made.

15.5.   Impossibility of Diversion.    All Plan assets shall be held as part of the Fund, until paid to satisfy allowable Plan expenses or to provide benefits to Participants or their Beneficiaries. It shall be impossible, unless Section 3.8 applies, for any part of the Fund to be used for, or diverted to, purposes other than the exclusive benefit of the Participants or their Beneficiaries or the payment of the reasonable expenses of the administration of the Plan.

15.6.   Unclaimed Benefits.    If a Participant or Beneficiary to whom a benefit is payable under the Plan cannot be located following a reasonable effort to so by the Committee, such benefit shall be forfeited but will be reinstated if a claim therefor is filed by the Participant or Beneficiary.

15.7.   Construction.    The masculine gender includes the feminine and the singular includes the plural, unless the context clearly indicates otherwise.

15.8.   Governing Law.    Except to the extent such laws are superseded by federal law, the laws of the Commonwealth of Pennsylvania shall govern.

15.9.   Contingent Effectiveness of Plan Amendment, Restatement and Renaming.    The effectiveness of the Plan, as amended, restated and renamed, including but not limited to the contributions made by the Sponsor and the other Participating Employers, shall be subject to and contingent upon a determination by the District Director of Internal Revenue that the Plan and Trust continue to be qualified under the applicable provisions of the Code. If the District Director determines that the amendment, restatement and renaming adversely affects the qualified status of the Plan or the tax-exempt status of the Fund, then, upon notice to the Trustee, the Board of Directors shall have the right further to amend the Plan or to rescind the amendment, restatement and renaming.

To record the adoption of the amendment, restatement and renaming of the Plan, PENN VIRGINIA CORPORATION has caused authorized officers to affix its corporate name and seal this      day of             , 2001.

[CORPORATE SEAL]		PENN VIRGINIA CORPORATION

Attest:	/s/	By:	/s/

APPENDIX A
TO
PENN VIRGINIA CORPORATION
AND AFFILIATED COMPANIES EMPLOYEES’
401(K) PLAN

Participating Employers

Penn Virginia Corporation
Penn Virginia Coal Company
Penn Virginia Oil and Gas Corporation
Penn Virginia Oil and Gas Corporation, a Texas corporation (effective January 1, 2002)
Penn Virginia Resources GP, LLC (effective September 14, 2001)

APPENDIX B
COMPLIANCE WITH
BENEFIT AND CONTRIBUTION LIMITS FOR
PENN VIRGINIA CORPORATION AND AFFILIATED
COMPANIES EMPLOYEES’ PENSION BENEFIT PLANS

This Appendix sets forth the order in which the benefit accruals and contributions provided under the qualified employee pension benefit plans maintained by Penn Virginia Corporation and its Affiliated Companies shall be reduced in the event that the combined limits on benefits and contributions provided in section 415(e) of the Code are exceeded as to any participant in one or more of the plans.

I.    DEFINITIONS.

1.1  “Employee Stock Ownership Plan” means the Penn Virginia Corporation and Affiliated Companies Employees’ Stock Ownership Plan.

1.2  “401(k) Plan” means the Penn Virginia Corporation and Affiliated Companies Employees’ 401(k) Plan. The following sub-Accounts are maintained for each Participant in the 401(k) Plan:

1.2.1  Elective Deferral Contribution Account, holding the Participant’s pre-tax salary Elective Deferral Contributions;

1.2.2  Matching Contribution Account, holding the employer matching contributions on the pre-tax salary Elective Deferral Contributions and the employer matching contributions on the after-tax contributions made to the Savings Contribution Account; and

1.2.3  Savings Contribution Account, holding the Participant’s after-tax savings contributions.

II.    REDUCTION OF CONTRIBUTIONS AND BENEFITS.

The order in which the benefits and contributions shall be reduced is as follows: -

2.1  First, the Participant’s annual benefit under the Retirement Plan shall be reduced, but not below $0.00, so that the limits are met;

2.2  Second, the Participant’s rate of contributions to his Savings Account in the 401(k) Plan shall be reduced, so that the limits are met;

2.3  Third, the Participant’s rate of contributions to his Elective Deferral Contribution Account in the Retirement/Savings Plan shall be reduced, so that the limits are met; and

2.4  Fourth, the Participant’s quarterly allocations under the Employee Stock Ownership Plan shall be reduced, so that the limits are met.